Exhibit 99.1

News Release
Media Contact:
Vikki Kayne
301.986.9200
vkayne@first-potomac.com

FIRST POTOMAC SELLS STAKE IN 1200 17TH STREET, NW FOR $43.7 MILLION

BETHESDA, MD – (August 27, 2012) – First Potomac Realty Trust (NYSE:FPO), a leading owner of office and industrial properties in the greater Washington, D.C. region, today announced the sale of its 95% interest in 1200 17th Street, NW in downtown Washington, D.C. for $43.7 million.

“This sale allows us to achieve our previously stated goals of monetizing an investment after we have added value, significantly strengthening our balance sheet, and decreasing risk in our portfolio” said Douglas J. Donatelli, Chairman and CEO. “While we know 1200 17th Street will be a very successful project, we could not pass up the opportunity to sell our position at a significant profit. We wish our friends at Akridge great success as they move forward with 1200 17th Street and we hope to have the opportunity to team up with them again in the future.”

First Potomac purchased a 95% interest in 1200 17th Street, NW in late 2011 for $37.6 million in a joint venture with Akridge. Akridge will continue to own its portion of the project and will remain the developer.

Other First Potomac Washington, D.C. projects continue to move forward, including the redevelopment of 440 First Street, NW which is expected to be complete in mid-2013.

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and industrial properties in the greater Washington, D.C. region. As of June 30, 2012, the company’s portfolio totaled over 14 million square feet. The total occupied portfolio consists of 42% office, 36% business parks, and 22% industrial properties. A key element of First Potomac’s overarching strategy is its dedication to sustainability. Nearly 1 million square feet of First Potomac property is LEED Certified, with another 1 million square feet currently in development. Approximately half of the portfolio’s total square footage of multi-story office property is either LEED or Energy Star Certified and 82% of First Potomac’s Washington, DC portfolio is Energy Star Certified. FPO shares are publicly traded on the New York Stock Exchange (NYSE:FPO). For more information, please visit www.first-potomac.com.

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